    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            DIGITAL LIGHTWAVE, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    3663                                   95-4313013
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                       601 CLEVELAND STREET, FIFTH FLOOR
                           CLEARWATER, FLORIDA 34615
                                 (813) 442-6677

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                 BETH A. MORRIS
                            VICE PRESIDENT, FINANCE
                            DIGITAL LIGHTWAVE, INC.
                       601 CLEVELAND STREET, FIFTH FLOOR
                           CLEARWATER, FLORIDA 34615
                                 (813) 442-6677
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        JOHN J. HENTRICH, ESQ.                   JEFFREY M. STEIN, ESQ.
           Baker & McKenzie                          King & Spalding
           101 West Broadway                   191 Peachtree Street, N.E.
   San Diego, California 92101-3890            Atlanta, Georgia 30303-1763
            (619) 235-7776                           (404) 572-4600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC
AS PROMPTLY AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-09457

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
              TITLE OF EACH CLASS OF                   AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
           SECURITIES TO BE REGISTERED                  REGISTERED          SHARE (2)           PRICE (2)              FEE
Common Stock, $.0001 par value....................  115,000 shares(1)         $12.00            $1,380,000             $419

(1) Includes 15,000 shares that may be purchased by the Underwriters from the Company to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(a) and (g).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    In accordance with General Instruction V of Form S-1 and Rule 462(b) promulgated under the Securities Act of 1933, as amended, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-1 (Registration No. 333-09457) filed by Digital Lightwave, Inc. with the Securities and Exchange Commission. Such Registration Statement was declared effective on February 5, 1997.

                                    EXHIBITS

    The following exhibits are filed herewith.

EXHIBIT NO.    DESCRIPTION OF EXHIBIT
-------------  ---------------------------------------------------------------------------------
5.1........    Opinion of Baker & McKenzie
23.1.......    Consent of Baker & McKenzie (included in Exhibit 5.1)
23.2.......    Consent of Coopers & Lybrand L.L.P.
99.1.......    Consent of William Jefferson Marshall
99.2.......    Consent of William F. Hamilton

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act), the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of February, 1997.

                                DIGITAL LIGHTWAVE, INC.

                                BY:  /S/ BRYAN J. ZWAN
                                     -----------------------------------------
                                     Name: Bryan J. Zwan
                                     TITLE: CHIEF EXECUTIVE OFFICER AND
                                     PRESIDENT

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby appoints Bryan J. Zwan, Doug C. Dohring and Beth Morris as his attorney-in-fact to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chairman of the Board,
      /s/ BRYAN J. ZWAN           Chief Executive Officer,
------------------------------    President and Director      February 5, 1997
        Bryan J. Zwan             (Principal Executive
                                  Officer)

                                Chief Financial Officer,
     /s/ BETH A. MORRIS*          Secretary and Treasurer
------------------------------    (Principal Financial and    February 5, 1997
       Beth A. Morris*            Accounting Officer)

     /s/ DOUG C. DOHRING*       Director
------------------------------                                February 5, 1997
       Doug C. Dohring*

      /s/ SETH P. JOSEPH        Senior Executive Vice
------------------------------    President and Director      February 5, 1997
        Seth P. Joseph

*By:     /s/ BRYAN J. ZWAN
      ------------------------
           Bryan J. Zwan,
          ATTORNEY-IN-FACT

                                      II-1